Exhibit 10.33

February 24, 2010

Floyd “Bud” Glisson
8850 Double Diamond Parkway
Reno, NV 89512

Re:  Offer of Employment

Dear Bud,

This correspondence serves as confirmation of our offer of employment to you as a President and Chief Executive Officer of GameTech International, Inc.  We look forward to the leadership and drive you will bring to GameTech and its executive team.  We anticipate your hire date to be March 15, 2010.

We are prepared to offer you an annual salary of $350,000.  With this position, you will also be eligible to receive an annual bonus, which will be based upon and determined in accordance with flowing parameters:

Actual Profit as % of Plan Profit                                                                           Bonus

Below 75%                                                                   None

75%                                                                      50% of annual salary

100%                                                                     66.67%

150%                                                                      100% of annual salary

"Actual Profits" meaning Net Income before income taxes as reported on the Company's financial statements, subject to audit, and as adjusted to add back any bonus paid pursuant to this bonus plan.  "Plan Profits" meaning Net Income before income taxes in the business plan adopted by the Board of Directors for the applicable fiscal year.  The above bonus awards shall be earned upon completion of each fiscal year and payable within 30 days of the Company filing its Form 10K for each year with respect to the preceding fiscal year.  In the event that you are terminated from the Company for anything other than for “Cause”, you will earn a prorated bonus for the portion of the current fiscal year based on month-to-date Actual Profit as a percent of month-to-date Plan Profit.

In consideration for your service as a director of the Company and your acceptance of this offer to serve as our President and Chief Executive Officer, the Company hereby grants to you options to purchase 300,000 shares of our common stock, subject to approval of a new stock option plan by the Company’s stockholders.  The options shall vest in three equal increments, with 100,000 options vesting on the first anniversary of your acceptance of this offer, 100,000 vesting on the second anniversary of your acceptance of this offer, and the remaining 100,000 shares vesting on August 13, 2012.   The strike price for your stock options will be the trading price of the stock as of market close on the date of your acceptance of this offer.

GameTech also offers a rich benefits package including Medical, Dental, Vision, 401K, Disability and Life insurance.  You will be eligible for these benefits the first calendar day of the month following your date of hire. You are also eligible for extensive and flexible moving expenses, up to $50,000, for reasonable expenses associated with your relocation.  You will also be afforded discretionary paid vacation time as needed.

In the event that your employment is terminated within twelve months of a “Change of Control”, without “Cause”, or if your compensation is reduced during the twelve months following a “Change of Control” you will be entitled to receive a twelve month’s salary continuation, reasonable reimbursement for health care costs for an eighteen month period, all bonus money earned to date, on a prorated basis, as well as immediate vesting of all stock options.  “Cause” means any conduct that may jeopardize any license in any jurisdiction that the company does or seeks to do business; performance of work in a manner that is not professional, including dishonesty or insubordination; conviction for any felony; or any material violation of the company’s established policies.  "Change of control" means, or shall have occurred, if any “person” or “group” becomes the “beneficial owner” of more than fifty percent (50%) of the total voting power entitled to vote in the election of the Board of Directors.  “Person”, “group” and “beneficial owner” are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

We do let all new employees know that we are an “at will” employer and either the employee or the employer may terminate the employment relationship at any time with or without prior notice.

We are so pleased to have the opportunity to work with you and look forward to your participation with us.  We wish you the best for success in your new position.  Please sign in the space provided below as acceptance of this offer.

By your acceptance of this offer, you agree that the terms set forth above will be incorporated into a final definitive agreement and each party commits and agrees to work diligently to quickly reach such a final agreement.

Kind Regards,

/s/ Rich Fedor

Rich Fedor, Chairman

THE ABOVE OFFER IS ACCEPTED AND AGREED TO THIS 24th DAY OF FEBRUARY, 2010.

/s/ Floyd Glisson
Floyd “Bud” Glisson

cc:    James Robertson
         Employee File